Exhibit 99.1

Identification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company

Ault Lending, LLC (formerly, Digital Power Lending, LLC) is a wholly owned subsidiary of Ault Alliance, Inc.